Exhibit 99.A(9)




                        ALLIANCEBERNSTEIN CAP FUND, INC.

                             ARTICLES OF AMENDMENT

      (Changing the par value of its shares of stock to $.0001 per share)

              AllianceBernstein Cap Fund, Inc., a corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

              FIRST: The Charter of the Corporation is hereby amended by changing the par value of the Corporation's shares of stock to $.0001 per share.

              SECOND: The amendment to the Charter of the Corporation as herein set forth was approved by a majority of the entire Board of Directors of the Corporation. The Charter amendment is limited to changes expressly permitted by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

              THIRD: This amendment to the Charter of the Corporation will be effective on March 17, 2014, as permitted by Section 2-610.1 of the Maryland General Corporation Law.

              The undersigned Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

              IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Treasurer and Chief Financial Officer and attested to by its Assistant Secretary on this 17th day of March, 2014.

ATTEST:                                AllianceBernstein Cap Fund, Inc.


/s/Eric C. Freed                       By: /s/Joseph Mantineo   (SEAL)
----------------                           ---------------------------
Assistant Secretary                        Treasurer and Chief Financial Officer